UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	April 5, 2007 (April 1, 2007)

International Textile Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408
(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220
Registrant’s Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 1, 2007, International Textile Group, Inc. (the “Company”) completed its previously announced acquisition (the “Acquisition”) of BST U.S. Holdings, Inc. (“BST Holdings”) from WLR Recovery Fund III, L.P. (“Fund III”) and certain other stockholders of BST Holdings (such stockholders, together with Fund III, collectively, the “Sellers”). Pursuant to the agreement governing the Acquisition (the “Stock Exchange Agreement”), the Company acquired all of the outstanding shares of BST Holdings in exchange for the issuance of approximately $84.0 million of Series A Preferred Stock (the “Preferred Stock”) of the Company. The Preferred Stock was issued to the Sellers at a ratio of 60 shares of Preferred Stock for each share of BST Holdings stock held by such Seller, resulting in an aggregate of 3,355,620 shares of Preferred Stock being issued to the Sellers.

BST Holdings owns the BST Safety Textiles business (“BST”). BST, based in Maulburg, Germany, is a leading international manufacturer of flat and one piece woven fabrics for automotive airbags as well as narrow fabrics for seat belts and military and technical uses. As a result of the Acquisition, BST Holdings has become a wholly-owned subsidiary of the Company.

Fund III is an affiliate of Wilbur L. Ross, Jr., the chairman of the board of directors (the “Board”) of the Company. Mr. Ross and his affiliates own approximately 82% of the Company’s common stock, par value $0.01 per share (“Common Stock”), and, after completion of the transactions contemplated by the Stock Exchange Agreement and the issuance of the shares of Preferred Stock thereunder, hold approximately 87% of the Company’s total outstanding voting power.

The Board formed a special committee (the “Special Committee”) consisting of the members of the Board who are not officers of the Company or affiliated with Wilbur L. Ross, Jr. The Special Committee, along with its independent legal and financial advisors, negotiated and approved the terms and conditions of the Stock Exchange Agreement and the terms of the Preferred Stock.

In connection with the transactions contemplated by the Stock Exchange Agreement, the stockholders of BST Holdings who were not already parties to the Stockholders Agreement (the “Stockholders Agreement”), dated as of March 2, 2007 by and among the Company, WLR Recovery Fund II, L.P., Fund III and WLR/GS Master Co-Investment, L.P. entered into a joinder agreement to become parties thereto. The Stockholders Agreement sets out certain of the rights and obligations of the holders of the Preferred Stock.

A copy of the press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in the first paragraph of Item 2.01 of this Current Report on Form 8-K with respect to the issuance of shares of Preferred Stock in connection with the completion of the Acquisition is incorporated into this Item 3.02 by this reference.

Based upon the provisions of the Stock Exchange Agreement, including the representations and warranties of the parties therein, the Company believes that the issuance and sale of the Preferred Stock was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

At any time on or after December 31, 2007, the Preferred Stock is convertible, at the option of the holder thereof, into a number of shares of Common Stock equal to $25.00 (subject to certain adjustments, the “Liquidation Value”) divided by the book value per share of the Common Stock, as reflected in the Company’s audited financial statements, as of December 31, 2006. Shares of Preferred Stock are not convertible prior to December 31, 2007.

In addition, upon the consummation of a Public Offering (as defined in the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), each share of Preferred Stock will automatically convert into a number of shares of Common Stock equal to the Liquidation Value divided by the product of (i) the price per share of Common Stock sold in such Public Offering and (ii) 0.75.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

In accordance with Item 9(a) of Form 8-K, the financial statements of BST Holdings required by this Item will be filed not later than 71 days after the date on which this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Statements

In accordance with Item 9(b) of Form 8-K, the pro forma financial information required by this Item will be filed not later than 71 days after the date on which this Current Report on Form 8-K must be filed.

(d)	Exhibits

Number	Name

99.1	Press release, dated April 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Gary L. Smith
Name: Gary L. Smith
Title: Executive Vice President and
Chief Financial Officer

Date: April 5, 2007

EXHIBIT INDEX

Number	Name

99.1	Press release, dated April 2, 2007